Exhibit 99.1

Paramount GOLD NEVADA COMPLETES A $5.34 MILLION PRIVATE PLACEMENT OF Convertible Notes

Winnemucca, Nevada – September 10, 2019 – Paramount Gold Nevada Corp. (NYSE American: PZG) ("Paramount” or “the Company”) announced today that it has received binding commitments for a non-brokered private placement of secured convertible notes totaling $5,343,000. Subscribers include an investment fund affiliate of Sprott Inc., Seabridge Gold Inc. and Paramount director Rudi Fronk.

Paramount Gold President and CEO, Glen Van Treek commented, “This financing enables us to complete and submit the Grassy Mountain permit applications to the Oregon Department of Geology and Mineral Industries and the federal Bureau of Land Management, continue to advance the project’s Feasibility Study and drill the highly prospective gold exploration targets surrounding Grassy Mountain including the priority Frost property. These targets are located in close proximity to the proposed Grassy mill site and have the potential to extend mine life.”

Each convertible note has an issue price of $975 per $1,000 face amount with a four year maturity. The convertible notes will bear interest at a rate of 7.5% per annum, payable semi-annually. The principal amount of the convertible notes will be convertible at a price of $1.00 per share of Paramount common stock representing a 25% premium to the closing trading price of Paramount common stock immediately preceding this announcement. At any point after the second anniversary of the issuance of the convertible notes, Paramount may force conversion if the share price remains above $1.75 for 20 consecutive trading days. The convertible notes are secured by a lien on all assets of the Company.

The securities to be sold in this private placement have not been registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws, and accordingly may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. Paramount has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock underlying the convertible notes issued in this private placement.

This release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

About Paramount Gold Nevada Corp.

Paramount Gold Nevada Corp. is a U.S. based precious metals exploration and development company. Paramount’s strategy is to create shareholder value through exploring and developing its mineral properties and to realize this value for its shareholders in three ways: by selling its assets to established producers; entering into joint ventures with producers for construction and operation; or constructing and operating mines for its own account.

Paramount owns 100% of the Grassy Mountain Gold Project which consists of approximately 11,000 acres located on private and BLM land in Malheur County, Oregon. The Grassy Mountain Gold Project contains a gold-silver deposit (100% located on private land) for which results of a positive preliminary feasibility study, or PFS, have been released and key permitting milestones accomplished (see press release dated May 24, 2018). Additionally, Paramount owns a 100% interest in the Sleeper Gold Project located in northern Nevada. The Sleeper Gold Project, which includes the former producing Sleeper mine, totals 2,322 unpatented mining claims (approximately 60 square miles or 15,500 hectares).

Safe Harbor for Forward-Looking Statements

This release and related documents may include "forward-looking statements" and “forward-looking information” (collectively, “forward-looking statements”) pursuant to applicable United States and Canadian securities laws. Paramount’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and other applicable securities laws.  Words such as "believes," "plans," "anticipates," "expects," "estimates" and similar expressions are intended to identify forward-looking statements, although these words may not be present in all forward-looking statements.  Forward-looking statements included in this news release include, without limitation, statements with respect to: production estimates and assumptions, including production rate and grade per tonne; revenue, cash flow and cost estimates and assumptions; statements with respect to future events or future performance; anticipated exploration, development, permitting and other activities on the Grassy Mountain project; the economics of the Grassy Mountain project, including the potential for improving project economics and finding more ore to extend mine life; and mineral reserve and mineral resource estimates. Forward-looking statements are based on the reasonable assumptions, estimates, analyses and opinions of management made in light of its experience and its perception of trends, current conditions and expected developments, as well as other factors that management believes to be relevant and reasonable in the circumstances at the date that such statements are made, but which may prove to be incorrect. Management believes that the assumptions and expectations reflected in such forward-looking statements are reasonable. Assumptions have been made regarding, among other things: the conclusions made in the PFS; the quantity and grade of resources included in resource estimates; the accuracy and achievability of projections included in the PFS; Paramount’s ability to carry on exploration and development activities, including construction; the timely receipt of required approvals and permits; the price of silver, gold and other metals; prices for key mining supplies, including labor costs and consumables, remaining consistent with current expectations; work meeting expectations and being consistent with estimates and plant, equipment and processes operating as anticipated. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to: uncertainties involving interpretation of drilling results; environmental matters; the ability to obtain required permitting; equipment breakdown or disruptions; additional financing requirements; the completion of a definitive feasibility study for the Grassy Mountain project; discrepancies between actual and estimated mineral reserves and mineral resources, between actual and estimated development and operating costs and between estimated and actual production; and the other factors described in Paramount’s disclosures as filed with the SEC and the Ontario, British Columbia and Alberta Securities Commissions.

Except as required by applicable law, Paramount disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Paramount Gold Nevada Corp.
Glen Van Treek, President, CEO and Director

Christos Theodossiou, Director of Corporate Communications
866-481-2233

Twitter: @ParamountNV